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


                            Crossmann Communities, Inc.
                 Exhibit 11.1 - Computation of Per Share Net Income
                        For the Quarter Ended March 31, 1996



Quarter Ended March 31, 1995:                                         Fully
                                                      Primary         Diluted
                                                      ---------       ---------
Weighted Average Number of Shares:
         Average Common Shares Outstanding            6,087,825       6,087,825
              at March 31, 1996

         Dilutive Effect of Common Stock Equivalents
              at March 31, 1996                          83,852          83,852
                                                      ---------       ---------
Weighted Average Shares at March 31, 1996             6,171,677       6,171,677
                                                      =========       =========
Net Income                                            1,369,853       1,369,853
                                                      =========       =========
Net Income per Common Share                                 .22  (1)        .22  (1)
                                                      =========       =========



This calculation is submitted in accordance with Regulation S-K item 601(b) (11)
     although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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